Consent of Independent Registered Certified Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Asia Special Situation Acquisition Corp. (A Development Stage Company) of our report dated September 28, 2007, relating to our audit of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report, dated September 28, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
November 2, 2007